Exhibit 2.2

From:	Perrigo Company plc (Perrigo Topco) Treasury Building, Lower Grand Canal Street, Dublin, Ireland Perrigo Ireland 2 Ltd. (Perrigo Ireland 2) Treasury Building, Lower Grand Canal Street, Dublin, Ireland
To:	Alychlo NV, for the attention of Marc Coucke (marc.coucke@omega-pharma.com) Lembergsesteenweg 19, 9820 Merelbeke, Belgium
Holdco I BE NV, for the attention of Frank Vlayen (vlayen@waterland.be) Jan Van Rijswijcklaan 162 B4, 2020 Antwerpen, Belgium

with a copy to:
Allen & Overy LLP, for the attention of Hans Kets and Dirk Meeus (hans.kets@allenovery.com; dirk.meeus@allenovery.com)
Uitbreidingstraat 72/b3, 2600 Antwerpen, Belgium
Omega Pharma Invest NV, for the attention of Barbara De Saedeleer (barbara.desaedeleer@omega-pharma.com)
Venecoweg 26, 9810 Nazareth

By overnight courier (and pdf-copy by email)
         17 March 2015

Dear Madam, dear Sirs,

Re: Acquisition of Omega Pharma – Completion Date, Purchase Consideration, waiver of conditions precedent and Alychlo account

Background

1.We refer to the agreement for the sale and purchase of 685,348,257 shares of Omega Pharma Invest NV dated 6 November 2014 between Perrigo Topco, as purchaser, and Alychlo NV and Holdco I BE NV, as sellers, as supplemented by the assignment letter dated on 17 March 2015 between Perrigo Topco, Perrigo Ireland 2, Alychlo NV and Holdco I BE NV (together, the SPA). Defined terms in this letter shall have the same meaning as set out in the SPA, unless indicated otherwise in this letter.

2.On 10 March 2015, Perrigo Topco notified the Sellers in accordance with Clause 4.8 of the SPA that the Merger Control Condition was satisfied on 9 March 2015 following the approval of the Transaction by the UK Competition and Markets Authority (CMA). Taking into account that the other Competition Authorities have already given clearance (or have confirmed that no clearance is required), the signatories of this letter confirm that the Merger Control Condition is hereby fulfilled.

Completion Date

3.Pursuant to Clause 7.1 in fine of the SPA, the signatories of this letter (being the Parties to the SPA) hereby agree that Completion shall take place on 30 March 2015 (which date shall be the Completion Date for purposes of the SPA), at the Brussels offices of Allen & Overy LLP or by electronic exchanges.

Purchase Consideration

4.The signatories of this letter hereby agree that the additional amount payable under clause 3.2 of the SPA shall be EUR 62,479,261, resulting in a Purchase Consideration payable at Completion equal to:

a.	5,397,711 Perrigo Shares and an amount of EUR 666,027,847 payable to Alychlo; and

b.	an amount of EUR 1,242,434,545 payable to Holdco.

Waiver of conditions precedent

5.The signatories of this letter hereby agree to amend and restate clause 4.1(c) of the SPA as follows:

“(i) no event having occurred, on or before 16 March 2015, which constitutes a material breach of any of the Key Sellers’ Warranties (other than the Completion Date Conditional Key Seller’s Warranties) on 16 March 2015 by reference to the facts and circumstances then existing (as if references in the Key Sellers’ Warranties (other than the Completion Date Conditional Key Seller’s Warranties) to the date of this Agreement were references to 16 March 2015); and

(ii) no event having occurred, on or before the Completion Date, which constitutes a material breach of any of the Completion Date Conditional Key Sellers’ Warranties as at the Completion Date by reference to the facts and circumstances then existing (as if references in the Completion Date Conditional Key Sellers’ Warranties to the date of this Agreement were references to the Completion Date)

The “Completion Date Conditional Key Sellers’ Warranties” means the Key Sellers’ Warranties set out in Clauses 1 (the Sellers), 2 (Ownership of the Shares), 3 (Group Companies) and 4 (Subsidiaries and associates).”

6.The signatories of this letter hereby agree to amend and restate clause 4.1(d) of the SPA as follows:

“(i) no material breach (other than a wilful breach) by any of the Sellers of their obligations under this Agreement having occurred on or before 16 March 2015 and remaining uncured on 16 March 2015; and

(ii) no material breach that is a wilful breach by any of the Sellers of their obligations under this Agreement having occurred on or before the Completion Date and remaining uncured on the Completion Date”.

7.The signatories of this letter hereby agree to amend and restate clause 4.1(e) of the SPA as follows:

"since 6 November 2014 and until 16 March 2015 (included), there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and which is not remedied prior to and continuing on 16 March 2015".

8.The signatories of this letter hereby agree to amend and restate clause 4.1(f) of the SPA as follows:

"(i) no material breach (other than a wilful breach) by Perrigo Topco or the Purchaser of their obligations under this Agreement having occurred on or before 16 March 2015 and remaining uncured on 16 March 2015” and

(ii) no material breach that is a wilful breach by Perrigo Topco or the Purchaser of their obligations under this Agreement having occurred on or before the Completion Date and remaining uncured on the Completion Date”.

9.The signatories of this letter hereby agree to introduce the following subclause at the end of clause 4.1 of the SPA:

“Unless a notice is sent prior to or on 16 March 2015 by the Purchaser that any of the conditions mentioned in Clauses 4.1(c)(i), 4.1(d)(i) or 4.1(e) is not fulfilled or by the Sellers that the condition mentioned in Clause 4.1(f)(i) of the SPA is not fulfilled, these conditions shall be deemed to be fulfilled or waived and can no longer be invoked by the relevant Party.”

10.The Parties agree that the (deemed) fulfilment and the waiver of the conditions set out in Clauses 4.1(c)(i), 4.1(d)(i), and 4.1(e) shall not affect the rights of the Purchaser under to the SPA to claim in accordance with the terms of the SPA for, respectively, material breach of any of the Key Sellers’ Warranties, material breach by any of the Sellers of their obligations under the SPA. The Parties agree that the (deemed) fulfilment and the waiver of the condition set out in Clause 4.1(f)(i) shall not affect the rights of the Sellers under to the SPA to claim in accordance with the terms of the SPA for material breach by Perrigo Topco or the Purchaser of their obligations under the SPA.

11.The Sellers hereby confirm that as of today they are not aware of a material breach that is a wilful breach by Perrigo Topco or the Purchaser of their obligations under the SPA and Perrigo Topco and Perrigo Ireland 2 hereby confirm that as of today they are not aware of a material breach that is a wilful breach by the Sellers of their obligations under the SPA.

Alychlo Account

12.The Parties agree that the Alychlo account set out in Clause 19.1(a) of the SPA shall be amended and replaced by the following account: bank BNP Paribas, IBAN BE37 0016 7399 0028 and BIC GEBABEBB.

Miscellaneous

13.The definition of “Agreement” as set out in the SPA shall refer to the SPA, as amended from time to time (including as amended pursuant to this letter). All provisions of the SPA which are not affected by this letter shall remain unchanged and in full force.

14.This letter and all non-contractual obligations arising out of it or in connection with it shall be governed by and shall be construed in accordance with the laws of Belgium. Any dispute arising out or in connection with this letter shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators. The Sellers, acting jointly for the purpose of this Clause, and Perrigo Ireland 2 and Perrigo Topco, acting jointly for the purpose of this Clause, shall each nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. This Clause does not exclude the right of the Parties to ask for interim relief before the president of the Dutch speaking commercial court of Brussels or any other court having jurisdiction.

Please confirm your acknowledgement and agreement with this letter.

(signatures on next page)

Signed by the below signatories (or their duly authorised representatives) in 4 copies on the date stated at the beginning of this letter.

On behalf of Perrigo Company plc,

Name:
Function:

On behalf of Perrigo Ireland 2 Ltd.,

Name:
Function:

For acknowledgement of, and agreement with, this letter:

On behalf of Alychlo NV,

Name: Marc Coucke
Function: President

On behalf of Holdco I BE NV,

Name: FV Management BVBA represented by its permanent representative Mr Frank Vlayen
Function: Director